Exhibit 99.1

Date:	July 24, 2018	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000
HUBBELL REPORTS SECOND QUARTER RESULTS;
NET SALES OF $1.17 BILLION AND EARNINGS PER DILUTED SHARE OF $1.82, ADJUSTED EARNINGS PER DILUTED SHARE OF $1.97 (1)

•	Net sales up 23% (acquisitions +18%, organic +5%)

•	Q2 diluted EPS of $1.82; adjusted diluted EPS of $1.97 (1)

◦	Includes legacy intangible asset amortization ($0.12)

◦	Adjusted excludes Aclara acquisition-related costs ($0.15)

•	Raise full year diluted EPS guidance to $6.25-$6.55; adjusted diluted EPS $7.05-$7.35 (1)
SHELTON, CT. (July 24, 2018) – Hubbell Incorporated (NYSE: HUBB) today reported operating results for the second quarter ended June 30, 2018.
Net sales in the second quarter of 2018 were $1.17 billion, an increase of 23% compared to the $948 million reported in the second quarter of 2017. Operating income in the quarter was $157 million as compared to $134 million in the same period of 2017. Excluding Aclara acquisition-related and transaction costs (which affected only the 2018 period), operating income was $168 million in the second quarter of 2018 (1). Net income attributable to Hubbell in the second quarter of 2018 was $100 million compared to $79 million reported in the comparable period of 2017. Earnings per diluted share for the second quarter of 2018 were $1.82 compared to $1.43 reported in the second quarter of 2017. Excluding Aclara acquisition-related and transaction costs (which affected only the 2018 period), adjusted earnings per diluted share were $1.97 in the second quarter of 2018 (1).

Net cash provided from operating activities was $153 million in the second quarter of 2018 versus $68 million provided in the comparable period of 2017. Free cash flow (defined as cash flow from operating activities less capital expenditures) was $127 million in the second quarter of 2018 compared to $49 million reported in the comparable period of 2017 (3).
For the first six months of 2018, net sales were $2.16 billion, an increase of 20% compared to the $1.80 billion reported in the comparable period of 2017. Operating income was $257 million as compared to $242 million in the same period of 2017. Excluding Aclara acquisition-related and transaction costs (which affected only the 2018 period), operating income was $289 million in the first six months of 2018 (1). Net income attributable to Hubbell in the first six months of 2018 was $159 million compared to $142 million reported in the comparable period of 2017. Earnings per diluted share for the first six months of 2018 were $2.87 compared to $2.56 reported in the comparable period of 2017. Excluding Aclara acquisition-related and transaction costs (which affected only the 2018 period), adjusted earnings per diluted share were $3.36 in the first six months of 2018 (1).
Net cash provided from operating activities was $152 million in the first six months of 2018 versus $131 million provided in the comparable period of 2017. Free cash flow (defined as cash flow from operating activities less capital expenditures) was $105 million in the first six months of 2018 versus $98 million reported in the comparable period of 2017 (3).

OPERATIONS REVIEW

"Second quarter results benefited from strong markets, higher price realization, our focus on cash flow, and the integration of Aclara,” said David G. Nord, Chairman, President and Chief Executive Officer. “We delivered 5% organic sales growth in the quarter, with continued growth across all major market segments. Oil and Gas, as well as both light and heavy Industrial, were notably strong. The Electrical T&D market was also a standout, driven by transmission projects and system hardening initiatives. Our Power segment also benefited from build-outs in the outside plant telecommunications market. Lighting markets were mixed, with strength in residential and flat unit volumes and continued price pressure in C&I.
"As anticipated, operating margins were impacted by higher material costs in the quarter, however, price realization increased meaningfully from earlier in the year. Importantly, the net impact of price/material cost headwind was lower in the second quarter compared to the first quarter, a trend that we expect will continue to improve through 2018. Electrical operating margins overcame this headwind and expanded two points year-over-year in the quarter, supported by productivity in excess of cost increases, restructuring tailwinds, and incremental volume contribution.” Mr. Nord continued, “Operating margins at Power declined year-over-year, primarily from the impact of the Aclara acquisition. Excluding Aclara, operating margins at Power declined approximately two points, primarily from material cost increases in excess of price.
“Another highlight of the quarter was that the company-wide focus on cash flow, specifically working capital, yielded positive results. Our cash performance in the first six months of 2018 was in line with historical trends, despite headwinds in the first quarter related to the Aclara transaction and taxes on our planned cash repatriation . Looking ahead, we expect our strong momentum to continue as we remain committed and on track to delivering free cash flow greater than net income in 2018.
“Our acquisition strategy continues to contribute meaningfully to our results and our ability to create value for our customers. Our acquisition of Aclara continues to perform well. Sales are tracking better than initial expectations, the markets remain robust and the integration process is on track. We believe that the combination of Hubbell and Aclara is a unique opportunity to accelerate the culture of innovation across both companies to better serve complementary customer bases and drive shareholder value.”

SEGMENT REVIEW
The comments and year-over-year comparisons in this segment review are based on second quarter results in 2018 and 2017.
Electrical segment net sales in the second quarter of 2018 increased 5% to $689 million compared to $656 million reported in the second quarter of 2017. Organic sales grew 5% in the quarter while foreign currency added less than 1%. Operating income was $91 million, or 13.3% of net sales, compared to $74 million, or 11.3% of net sales, in the same period of 2017. The increases in operating income and operating margin were primarily due to productivity in excess of cost increases and higher volume, partially offset by increases in material costs.
Power segment net sales in the second quarter of 2018 increased 64% to $478 million compared to $292 million reported in the second quarter of 2017. Acquisitions added 59% to net sales in the quarter, while organic sales grew 5%. Operating income was $66 million, or 13.7% of net sales, compared to $60 million, or 20.7% of net sales, in the same period of 2017 (1). Excluding Aclara acquisition-related and transaction costs (which affected only the 2018 period), operating income was $76 million, or 15.9% of net sales, in the second quarter of 2018 (1). Changes in operating income and operating margin were primarily due to the impacts of acquisitions and increases in material costs.

SUMMARY & OUTLOOK

For the full year 2018, Hubbell now anticipates sales growth of 18% - 20% which represents a tightening of the original sales expectation range toward the high end. This range reflects 3% - 4% growth in end markets and approximately 15% growth from acquisitions completed to date, primarily Aclara. The end market outlook includes growth in the residential market of 5% - 6%, up from 2% - 4% previously. Other end market expectations have been raised to the higher end of our prior expectations: 6% - 7% growth for oil and gas markets, 3% - 4% growth for Electrical T&D and industrial markets, and 2% - 3% growth for non-residential markets.
The Company now expects 2018 reported diluted earnings per share in the range of $6.25 - $6.55, compared to prior expectations of $6.10 - $6.50, and adjusted diluted earnings per share (“adjusted EPS”) in the range of $7.05 - $7.35 compared to prior expectations of $6.95 - $7.35 (1). Adjusted EPS excludes approximately $0.80 of acquisition-related and transaction costs of the Aclara acquisition. The Company believes adjusted EPS is an insightful measure of underlying financial performance and cash flow generation in light of the effects of the Aclara acquisition. These ranges include approximately $0.50 of legacy intangible asset amortization.
These ranges also now include the impact of Section 301 Tariff Lists 1 and 2, as currently interpreted, and related remediation actions.
The Company continues to expect free cash flow for the year to exceed net income.
“Given the strength of our first half results, we are raising and tightening our earnings expectations for 2018.” Mr. Nord added, “We have consistently demonstrated our ability to mitigate headwinds through strong execution of our business strategy and believe that we are well positioned with quality brands, superior service, and long-standing customer relationships to capitalize on market growth. I am confident that Hubbell is positioned to continue delivering long-term, sustainable shareholder returns.”

CONFERENCE CALL
Hubbell will conduct an earnings conference call to discuss its second quarter 2018 financial results today, July 24, 2018 at 10:00 a.m. ET. A live audio of the conference call will be available and can be accessed by visiting Hubbell's "Investor Relations - Events/Presentations" section of www.hubbell.com. Audio replays of the recorded conference call will be available after the call and can be accessed two hours after the conclusion of the original conference call by calling (855) 859-2056 and using passcode 1957009. The replay will remain available until August 22, 2018 at 11:59 p.m. ET. Audio replays will also be available at the conclusion of the call by visiting www.hubbell.com and selecting "Investors" from the options at the bottom of the page and then "Events/Presentations" from the drop-down menu.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about our expected capital resources, liquidity, financial performance, pension funding, and results of operations and are based on our reasonable current expectations. In addition, all statements regarding the expected financial impact of the Aclara acquisition and integration, restructuring plans and expected associated costs and benefits, and improvement in operating results, anticipated market conditions and productivity initiatives are forward looking. These statements may be identified by the use of forward-looking words or phrases such as “believe”, “expect”, “anticipate”, “intend”, “depend”, “should”, “plan”, “estimated”, “predict”, “could”, “may”, “subject to”, “continues”, “growing”, “prospective”, “forecast”, “projected”, “purport”, “might”, “if”, “contemplate”, “potential”, “pending,” “target”, “goals”, “scheduled”, “will likely be”, “on track” and similar words and phrases. Such forward-looking statements are based on the Company's current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of productivity improvements and cost reduction actions; pension expense; effects of unfavorable foreign currency exchange rates; the impact of U.S. tax reform legislation; changes in product sales prices and material costs; general economic and business conditions; the impact of and the ability to complete strategic acquisitions and integrate acquired companies including, without limitation, Aclara; the ability to effectively develop and introduce new products, expand into new markets and deploy capital; and other factors described in our Securities and Exchange Commission filings, including the "Business", "Risk Factors", and "Quantitative and Qualitative Disclosures about Market Risk" Sections in the Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Reports on Form 10-Q.

About the Company
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2017 revenues of $3.7 billion, Hubbell Incorporated operates manufacturing facilities in the United States and around the world. The corporate headquarters is located in Shelton, CT.

Contact:

Steve Beers
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4000

#######

HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$1,166.7	$948.3	$2,157.9	$1,800.6
Cost of goods sold	818.8	652.8	1,527.1	1,242.5
Gross profit	347.9	295.5	630.8	558.1
Selling & administrative expenses	191.0	161.1	374.3	315.9
Operating income	156.9	134.4	256.5	242.2
Operating income as a % of Net sales	13.4%	14.2%	11.9%	13.5%
Interest expense, net	(18.8)	(11.6)	(36.1)	(22.7)
Other income (expense), net	(4.1)	(6.1)	(10.6)	(11.9)
Total other expense, net	(22.9)	(17.7)	(46.7)	(34.6)
Income before income taxes	134.0	116.7	209.8	207.6
Provision for income taxes	31.6	35.9	47.6	62.9
Net income	102.4	80.8	162.2	144.7
Less: Net income attributable to noncontrolling interest	2.1	1.7	3.6	2.8
Net income attributable to Hubbell	$100.3	$79.1	$158.6	$141.9
Earnings Per Share:
Basic	$1.83	$1.44	$2.89	$2.57
Diluted	$1.82	$1.43	$2.87	$2.56
Cash dividends per common share	$0.77	$0.70	$1.54	$1.40

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	June 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$195.1	$375.0
Short-term investments	10.2	14.5
Accounts receivable, net	779.7	540.3
Inventories, net	686.7	634.7
Other current assets	64.2	39.6
TOTAL CURRENT ASSETS	1,735.9	1,604.1
Property, plant and equipment, net	496.3	458.3
Investments	57.3	57.7
Goodwill	1,759.7	1,089.0
Intangible assets, net	865.6	460.4
Other long-term assets	56.3	51.1
TOTAL ASSETS	$4,971.1	$3,720.6
LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$91.1	$68.1
Accounts payable	420.8	326.5
Accrued salaries, wages and employee benefits	81.1	76.6
Accrued insurance	65.7	60.0
Other accrued liabilities	212.7	174.9
TOTAL CURRENT LIABILITIES	871.4	706.1
Long-term debt	1,897.6	987.1
Other non-current liabilities	500.3	379.5
TOTAL LIABILITIES	3,269.3	2,072.7
Hubbell Shareholders’ Equity	1,684.9	1,634.2
Noncontrolling interest	16.9	13.7
TOTAL EQUITY	1,701.8	1,647.9
TOTAL LIABILITIES AND EQUITY	$4,971.1	$3,720.6

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Six Months Ended June 30,
	2018	2017
Cash Flows From Operating Activities
Net income attributable to Hubbell	$158.6	$141.9
Depreciation and amortization	76.3	49.6
Stock-based compensation expense	9.5	8.1
Deferred income taxes	(0.4)	3.0
Accounts receivable, net	(128.3)	(61.7)
Inventories, net	3.9	(42.8)
Accounts payable	46.4	56.1
Current liabilities	(25.0)	(13.4)
Contributions to defined benefit pension plans	(1.0)	(0.9)
Other, net	12.3	(8.7)
Net cash provided by operating activities	152.3	131.2
Cash Flows From Investing Activities
Capital expenditures	(47.5)	(33.0)
Acquisition of businesses, net of cash acquired	(1,116.0)	(108.5)
Net change in investments	6.8	(0.2)
Other, net	1.6	2.7
Net cash used in investing activities	(1,155.1)	(139.0)
Cash Flows From Financing Activities
Long-term debt issuance, net	941.2	—
Short-term debt borrowings, net	(2.1)	100.8
Payment of dividends	(84.4)	(77.2)
Repurchase of common shares	(10.0)	(92.6)
Other, net	(18.4)	(5.7)
Net cash (used) provided by financing activities	826.3	(74.7)
Effect of foreign exchange rate changes on cash and cash equivalents	(3.4)	12.6
Decrease in cash and cash equivalents	(179.9)	(69.9)
Cash and cash equivalents
Beginning of period	375.0	437.6
End of period	$195.1	$367.7

HUBBELL INCORPORATED
Earnings Per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Change	2018	2017	Change
Net income attributable to Hubbell (GAAP measure)	$100.3	$79.1	27%	$158.6	$141.9	12%
Aclara acquisition-related and transaction costs, net of tax	8.1	—		26.7	—
Adjusted Net Income (1)	$108.4	$79.1	37%	$185.3	$141.9	31%

Numerator:
Net income attributable to Hubbell (GAAP measure)	$100.3	$79.1		$158.6	$141.9
Less: Earnings allocated to participating securities	(0.4)	(0.3)		(0.5)	(0.5)
Net income available to common shareholders (GAAP measure) [a]	$99.9	$78.8	27%	$158.1	$141.4	12%

Adjusted Net Income (1)	$108.4	$79.1		$185.3	$141.9
Less: Earnings allocated to participating securities	(0.4)	(0.3)		(0.7)	(0.5)
Adjusted net income available to common shareholders (1) [b]	$108.0	$78.8	37%	$184.6	$141.4	31%

Denominator:
Average number of common shares outstanding [c]	54.7	54.8		54.7	55.0
Potential dilutive shares	0.2	0.3		0.3	0.3
Average number of diluted shares outstanding [d]	54.9	55.1		55.0	55.3

Earnings per share (GAAP measure):
Basic [a] / [c]	$1.83	$1.44		$2.89	$2.57
Diluted [a] / [d]	$1.82	$1.43	27%	$2.87	$2.56	12%

Adjusted earnings per diluted share (1) [b] / [d]	$1.97	$1.43	38%	$3.36	$2.56	31%

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Change	2018	2017	Change
Net Sales [a]	$1,166.7	$948.3	23%	$2,157.9	$1,800.6	20%

Operating Income
GAAP measure [b]	$156.9	$134.4	17%	$256.5	$242.2	6%
Aclara acquisition-related and transaction costs	10.6	—		32.5	—
Adjusted operating income (1) [c]	$167.5	$134.4	25%	$289.0	$242.2	19%

Operating margin
GAAP measure [b] / [a]	13.4%	14.2%	-80 bps	11.9%	13.5%	-160 bps
Adjusted operating margin (1) [c] / [a]	14.4%	14.2%	+20 bps	13.4%	13.5%	-10 bps

Electrical segment	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Change	2018	2017	Change
Net Sales [a]	$688.6	$656.4	5%	$1,306.7	$1,243.9	5%

Operating Income
GAAP measure [b]	$91.3	$74.0	23%	$152.5	$126.8	20%
Acquisition-related and transaction costs	—	—		—	—
Adjusted operating income (1) [c]	$91.3	$74.0	23%	$152.5	$126.8	20%

Operating margin
GAAP measure [b] / [a]	13.3%	11.3%	+200 bps	11.7%	10.2%	+150 bps
Adjusted operating margin (1) [c] / [a]	13.3%	11.3%	+200 bps	11.7%	10.2%	+150 bps

Power segment	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Change	2018	2017	Change
Net Sales [a]	$478.1	$291.9	64%	$851.2	$556.7	53%

Operating Income
GAAP measure [b]	$65.6	$60.4	9%	$104.0	$115.4	(10)%
Acquisition-related and transaction costs	10.6	—		32.5	—
Adjusted operating income (1) [c]	$76.2	$60.4	26%	$136.5	$115.4	18%

Operating margin
GAAP measure [b] / [a]	13.7%	20.7%	-700 bps	12.2%	20.7%	-850 bps
Adjusted operating margin (1) [c] / [a]	15.9%	20.7%	-480 bps	16.0%	20.7%	-470 bps

HUBBELL INCORPORATED
Adjusted EBITDA
(unaudited)
(in millions)

	Three Months Ended June 30,
	2018	2017	Change
Net income	$102.4	$80.8	27%
Provision for income taxes	31.6	35.9
Interest expense, net	18.8	11.6
Other income (expense), net	4.1	6.1
Depreciation and amortization	36.3	25.7
Aclara Transaction Costs in Operating Income	0.3	—
Subtotal	91.1	79.3
Adjusted EBITDA (1)	$193.5	$160.1	21%

	Six Months Ended June 30,
	2018	2017	Change
Net income	$162.2	$144.7	12%
Provision for income taxes	47.6	62.9
Interest expense, net	36.1	22.7
Other income (expense), net	10.6	11.9
Depreciation and amortization	76.3	49.6
Aclara Transaction Costs in Operating Income	9.0	—
Subtotal	179.6	147.1
Adjusted EBITDA (1)	$341.8	$291.8	17%

HUBBELL INCORPORATED
Additional Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	June 30, 2018	December 31, 2017
Total Debt	$1,988.7	$1,055.2
Total Hubbell Shareholders’ Equity	1,684.9	1,634.2
Total Capital	$3,673.6	$2,689.4
Total Debt to Total Capital	54%	39%
Less: Cash and Investments	$262.6	$447.2
Net Debt (2)	$1,726.1	$608.0
Net Debt to Total Capital (2)	47%	23%

Free Cash Flow Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$152.7	$68.3	$152.3	$131.2
Less: Capital expenditures	(25.5)	(19.4)	(47.5)	(33.0)
Free cash flow (3)	$127.2	$48.9	$104.8	$98.2

HUBBELL INCORPORATED
Supplementary Earnings Information
(unaudited)
(in millions, except per share amounts)

	Three Months Ended
	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
Pre-tax
Aclara acquisition-related and transaction costs (a)	$10.6	$23.5	$7.0	$—	$—
Income tax expense associated with U.S. tax reform	$—	$—	$—	$—	$—
Loss on early extinguishment of debt	$—	$—	$—	$10.1	$—

After-tax
Aclara acquisition-related and transaction costs	$8.1	$18.6	$6.0	$—	$—
Income tax expense associated with U.S. tax reform	$—	$—	$56.5	$—	$—
Loss on early extinguishment of debt	$—	$—	$—	$6.3	$—

Weighted average diluted shares	54.9	55.1	55.0	54.9	55.1

Per-share amounts
Aclara acquisition-related and transaction costs	$0.15	$0.34	$0.11	$—	$—
Income tax expense associated with U.S tax reform	$—	$—	$1.02	$—	$—
Loss on early extinguishment of debt	$—	$—	$—	$0.11	$—

Depreciation and amortization
Legacy - Depreciation	$14.4	$14.2	$13.7	$14.8	$15.3
Legacy - Amortization of identifiable intangibles	8.8	9.2	8.6	8.9	9.0
Legacy - Other Amortization	0.9	2.2	1.2	1.4	1.4
Aclara - Depreciation	1.9	1.2	—	—	—
Aclara - Amortization of identifiable intangibles	10.3	13.2	—	—	—
Total depreciation and amortization	$36.3	$40.0	$23.5	$25.1	$25.7

(a) Includes the amortization of identified intangible assets, inventory step-up amortization expense and professional services and other fees that are recognized in Operating Income as well as costs associated with bridge financing for the transaction that are recognized in interest expense.

HUBBELL INCORPORATED
Supplementary Earnings Information
(unaudited)
(in millions)

In March 2017, the FASB issued an Accounting Standards Update (ASU 2017-07) relating to the presentation of net periodic pension costs and net periodic post-retirement benefit cost. The new guidance requires the service component of net periodic pension and post-retirement benefit costs to be reported in the same income statement line item as other employee compensation costs, and the other components to be reported outside of operating income. The Company adopted the requirements of the new standard in the first quarter of 2018 and applied the guidance on a retrospective basis, as required by the standard. The impact to our fiscal quarters and year-ended 2017 is shown in the table below (in millions):

	Three Months Ended				Twelve Months Ended
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2017
Cost of goods sold	$(0.9)	$(0.8)	$(0.8)	$(0.8)	$(3.3)
Selling & administrative expenses	(2.9)	(3.0)	(3.0)	(2.9)	(11.8)
Total operating expenses	(3.8)	(3.8)	(3.8)	(3.7)	(15.1)
Operating income	3.8	3.8	3.8	3.7	15.1
Total other expense	(3.8)	(3.8)	(3.8)	(3.7)	(15.1)
Net income	$—	$—	$—	$—	$—

HUBBELL INCORPORATED
Footnotes

(1) References to "adjusted" operating measures exclude the impact of certain costs. Management believes these adjusted operating measures provide useful information regarding our underlying performance from period to period and an understanding of our results of operations without regard to items we do not consider a component of our core operating performance. Adjusted operating measures include adjusted operating income, adjusted operating margins, adjusted net income, adjusted net income available to common shareholders, adjusted earnings per diluted share, and adjusted EBITDA, which exclude, where applicable:

◦
Aclara acquisition-related and transaction costs, which includes the amortization of identified intangible assets and inventory step-up amortization expense and professional services and other fees that were incurred in connection with the acquisition of Aclara,

◦	The loss on early extinguishment of long-term debt recognized in the third quarter of 2017 from the redemption of all of our $300 million of long-term notes that were scheduled to mature in 2018,

◦	Income tax effects associated with U.S. Tax Reform,

◦	Adjusted EBITDA also excludes the Other income (expense), net caption and interest income.

Effective with results of operations reported in the first quarter of 2018, "adjusted" operating measures no longer exclude restructuring and related costs, as these costs and the related savings are expected to return to a more consistent annual run-rate in 2018, and therefore no longer affect the comparability of our underlying performance from period to period. The previously reported 2017 adjusted operating measures have been restated to reflect the change in definition of the adjusted measure.

Each of these adjusted operating measures are non-GAAP measures. Management uses the adjusted measures when assessing the performance of the business. Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP measure can be found in the tables within this press release.

(2) Net debt (defined as total debt less cash and investments) to total capital is a non-GAAP measure that we believe is a useful measure for evaluating the Company's financial leverage and the ability to meet its funding needs.

(3) Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financing. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.